UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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CTC MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

Not applicable.

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Dear CTC Media Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Wednesday, May 16, 2007, beginning at 12:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London EC2V 7QJ England. The enclosed Notice of Annual Meeting of Stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that stockholders vote ‘‘FOR’’ these proposals.

We look forward to seeing you there.

Very truly yours,
Alexander Rodnyansky Chief Executive Officer

CTC MEDIA, INC.
15A, PRAVDA STREET
MOSCOW, 125124 RUSSIA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2007

Dear Stockholder:

The 2007 Annual Meeting of Stockholders of CTC Media, Inc., a Delaware corporation, will be held on Wednesday, May 16, 2007 at 12:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London EC2V 7QJ England. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect three Class I Directors, each for a three-year term;

2.	To approve an amendment to our 1997 Stock Option/Stock Issuance Plan to extend the termination date of the 1997 Stock Option/Stock Issuance Plan by up to one year; and

3.	To ratify the selection of Ernst & Young LLC as our independent registered public accounting firm for the year ending December 31, 2007.

The stockholders will also act on any other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 23, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Our stock transfer books will remain open for the purchase and sale of our common stock.

A copy of our Annual Report to Stockholders for the year ended December 31, 2006 accompanies this Notice and the enclosed Proxy Statement.

If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a letter from the nominee confirming your beneficial ownership of such shares. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy issued in your name. You must also bring a form of personal identification.

By Order of the Board of Directors,
Nilesh Lakhani Chief Financial Officer and Company Secretary

Moscow, Russia
April 17, 2007

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED PROXY. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR STOCK AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

CTC MEDIA, INC.
15A, PRAVDA STREET
MOSCOW, 125124 RUSSIA

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Proxy Statement for the 2007 Annual Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CTC Media, Inc. (the ‘‘Company’’ or ‘‘CTC Media’’), a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders to be held on Wednesday, May 16, 2007 at 12:00 p.m. at the offices of WilmerHale, Alder Castle, 10 Noble Street, London EC2V 7QJ England, and at any adjournment or postponement thereof (the ‘‘Annual Meeting’’).

All proxies will be voted in accordance with the stockholders’ instructions. If no choice is specified in the proxy, the shares will be voted in favor of the matters set forth in the accompanying Notice of 2007 Annual Meeting of Stockholders. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Secretary of the Company. Attendance at the Annual Meeting will not in itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Voting Securities and Votes Required

At the close of business on March 23, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were issued and outstanding and entitled to vote 151,540,072 shares of common stock, $0.01 par value per share, of the Company. Each share entitles the record holder to one vote on each matter submitted at the Annual Meeting.

Under our Amended and Restated By-Laws (the ‘‘By-Laws’’), the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy (including ‘‘broker non-votes’’ and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on the matter is required to approve an amendment to the 1997 Stock Option/Stock Issuance Plan. The ratification of the selection of Ernst & Young LLC (‘‘Ernst & Young’’) requires the approval of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on the matter.

Shares held by stockholders who abstain from voting as to a particular matter, and ‘‘broker non-votes,’’ which are shares held in ‘‘street name’’ by banks, brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter. If the shares you own are held in street name by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you.

THE NOTICE OF ANNUAL MEETING, THIS PROXY STATEMENT AND THE COMPANY’S ANNUAL REPORT TO STOCKHOLDERS (WHICH INCLUDES THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE ‘‘SEC’’)), ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 20, 2007. COPIES OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE. MAIL TO: INVESTOR RELATIONS, CTC MEDIA, INC., 15A, PRAVDA STREET, MOSCOW, 125124 RUSSIA OR BY E-MAIL TO DBARSUKOV@CTCMEDIA.RU.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our By-Laws provide for a Board of Directors that is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The term of the Class I Directors expires at the 2007 Annual Meeting, the term of the Class II Directors expires at the 2008 Annual Meeting, and the term of the Class III Directors expires at the 2009 Annual Meeting. Vagan Abgaryan, Kaj Gradevik and Werner Klatten currently serve as Class I Directors of the Company and are proposed for reelection as Class I Directors. Each nominee has consented to being named herein, and, if reelected, to serve as a director until his successor is duly elected and qualified. There are no family relationships between or among any of our officers or directors.

Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for an individual director will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors expects that each of the nominees named below will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxies will be voted for the election of a substitute nominee to be designated by the Board of Directors.

Directors

Set forth below are the names and ages of each member of the Board of Directors (including those who are nominees for reelection as Class I Directors) and the positions and offices held, principal occupation and business experience during at least the past five years, the names of other publicly held companies of which the individual serves as a director and the year of commencement of the term as director of CTC Media. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of February 9, 2007, appears in this proxy statement under the heading ‘‘Security Ownership of Certain Beneficial Owners and Management.’’

If they are reelected, Messrs. Abgaryan, Gradevik and Klatten will each hold office until our annual meeting of stockholders in 2010 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if reelected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

Name	Age	Title	Class to Which Director Belongs
Hans-Holger Albrecht(1)(3)	43	Co-Chairman of the Board of Directors	Class III
Peter Aven(1)(3)	52	Co-Chairman of the Board of Directors	Class III
Vagan Abgaryan	36	Director	Class I
Tamjid Basunia(2)	60	Director	Class II
Maria (Mia) Brunell	41	Director	Class II
Charles J. Burdick(1)(2)	55	Director	Class III
Kaj Gradevik	35	Director	Class I
Werner Klatten(2)(3)	61	Director	Class I
Oleg Sysuev	54	Director	Class II

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Nominating and Corporate Governance Committee

Hans-Holger Albrecht.    Mr. Albrecht has been a member of the Board of Directors since July 2002 and was appointed Co-Chairman in December 2003. He is president and CEO of Modern Times Group MTG AB, a publicly listed television and media group based in Sweden. An affiliate of MTG is one of our principal stockholders. Mr. Albrecht joined MTG in 1997 and has served as its president and CEO since August 2000. Prior to joining MTG, Mr. Albrecht worked for Daimler-Benz and for the CLT media group in Luxembourg, where he had responsibility for SuperRTL and CLT’s Digital-TV project, as well as for all television activities and development in Germany and Eastern Europe. Mr. Albrecht also serves as a director of EM.TV, a German listed company.

Peter Aven.    Mr. Aven has been a member of the Board of Directors since July 2002 and was appointed Co-Chairman in December 2003. He is president of Alfa Bank, one of Russia’s largest commercial banks, where he is responsible for overall strategy and for relations with business and government leaders. An affiliate of Alfa Bank is one of our principal stockholders. Prior to joining Alfa Bank in 1994, Mr. Aven was Minister of Foreign Economic Relations for the Russian Federation (1991 to 1992). He had previously worked at the International Institute for Applied Systems Analysis in Austria. Mr. Aven is an internationally recognized economist and the author of works on econometrics and Russian agricultural reform. He holds a Ph.D. in Econometrics from Moscow State University. Mr. Aven is chairman of the board of directors of Golden Telecom, Inc., a telecommunications company based in Russia. He is also a trustee of the board of directors of the Russian Economics School and serves on the board of directors of the Bolshoi Theater in Moscow.

Vagan Abgaryan.    Mr. Abgaryan has been a member of our Board of Directors since June 2006. Since 1995, Mr. Abgaryan has worked for Alfa Bank, where he has held various positions responsible for managing merger and acquisition transactions, as well as supervising long-term investments for Alfa. He currently serves as the head of Alfa’s asset management department and holds the title of senior vice president. Prior to joining Alfa Bank, Mr. Abgaryan worked as an auditor with Ernst & Young CIS’ Moscow office from 1993 to 1995. Mr. Abgaryan graduated from the Moscow State Academy of Management as a fellow of the International Economic Relations faculty.

Tamjid Basunia.    Mr. Basunia has been a member of our Board of Directors since June 2006. Mr. Basunia was a partner at PricewaterhouseCoopers L.L.P. for more than 20 years until his retirement in December 2005, working in London, Eastern Europe, the Middle East and, for 11 years, the Russian Federation. Mr. Basunia has worked in audit and business advisory roles for banks and other financial institutions, assisting on a variety of issues such as strategy, profitability reviews, risk management and human resource policies. His role at PricewaterhouseCoopers included serving as chairman of the supervisory board for Eastern European operations and as chairman of the audit committee for more than ten years. Mr. Basunia was also chairman of the regulatory group established by the principal international accounting firms in the Russian Federation. Mr. Basunia is a fellow of the Institute of Chartered Accountants in England and Wales.

Maria Brunell.    Ms. Brunell has been a member of the Board of Directors since February 2006. She has been the chief executive officer of Investment AB Kinnevik, the principal shareholder of Modern Times Group MTG AB, since August 2006. She served as chief financial officer of MTG from 2001 to May 2006. From 1992 to 2001 she served in a number of financial management and controlling positions with MTG. Prior to joining MTG, Ms. Brunell worked as a controller at Consensus AB, a finance house providing securities brokerage, insurance brokerage and financial advisory services. She also serves as a member of the boards of directors of Metro International S.A., Transcom Worldwide SA, Tele2 AB and Invik & Co. AB, all publicly listed on the Stockholm Stock Exchange. Ms. Brunell studied business and economics at the University of Stockholm.

Charles Burdick.    Mr. Burdick has been a member of our Board of Directors since June 2006. Mr. Burdick has an extensive background in telecommunications and media, with over 25 years experience in the industry. Until July 2005, he was chief executive officer of HIT Entertainment Plc, a publicly listed provider of pre-school children’s entertainment. From 1996 to 2004, he worked for Telewest Communications, the second largest cable television company in the United Kingdom, serving as chief financial officer and chief executive officer. In these roles he oversaw the financial and operational restructuring of Telewest and was responsible for leading and financing the acquisitions of a number of cable companies. Mr. Burdick has also held a series of financial positions with TimeWarner, US WEST and MediaOne, specializing in corporate finance, mergers and acquisitions, and international treasury. Mr. Burdick currently serves as a non-executive director and audit chairman of Singer and Friedlander, a UK merchant bank, owned by the Kaupthing Group, a non-executive director and chairman of Converse Technologies, an NYSE-listed company, and as a non-executive director of Bally Total Fitness Holding Corporation. Mr. Burdick holds a M.B.A. from University of California, Los Angeles and a B.A. in Economics from the University of California, Santa Barbara.

Kaj Gradevik.    Mr. Gradevik has been a member of the Board of Directors since July 2002. He joined Modern Times Group MTG AB, an affiliate of one of our principal stockholders, in May 2001 as a business development manager and is currently its director of business development, mainly responsible for mergers and acquisitions as well as international expansion in the television broadcasting sector having, inter alia, managed the execution of MTG’s investments in CTC Media, TV Prima (Czech Republic) and Nordic Betting Ltd. Prior to joining MTG, he was an investment manager at Spray Ventures, a Swedish venture capital firm focusing on the IT sector. From 1998 to 2000, Mr. Gradevik worked as an investment banker at Merrill Lynch in London, specializing in mergers and acquisitions. He also previously worked as a diplomat for the Swedish Ministry of Foreign Affairs.

Werner Klatten.    Mr. Klatten has been a member of our Board of Directors since June 2006. Mr. Klatten has extensive experience in the media industry and is currently chairman of the management board of EM.TV AG, a German publicly traded media and marketing company focused on sports and entertainment. Early in his career, Mr. Klatten joined Martin Brinkmann AG in 1977 as senior legal advisor. In 1984, he was appointed to the board of directors of Martin Brinkmann, where he was responsible for marketing and one year later became chairman of that board of directors. In 1988, Mr. Klatten moved to become chief executive officer of the television channel Sat. 1. In 1994, he moved to Spiegel-Verlag as management executive in charge of markets and revenue. Ultimately, he assumed management of Spiegel TV and, in September 2000, he became the chairman of the board of directors of SpiegelNet AG. Mr. Klatten studied jurisprudence and began his career practicing law in Hamburg, Germany.

Oleg Sysuev.    Mr. Sysuev has been a member of the Board of Directors since October 2003. He is first deputy chairman of the board of directors of Alfa Bank, where he is responsible for the bank’s regional branch network and banking in the regions. An affiliate of Alfa Bank is one of our principal stockholders. Prior to joining Alfa Bank in 1999, Mr. Sysuev held senior posts in the Russian Federation government. Under President Yeltsin, Mr. Sysuev was First Deputy Head of the Presidential Administration (1998-99), Vice-Premier of the Federal Government and Minister of Labor and Social Development (1997-98). He previously served as Mayor of Samara (1992-97) and he also represented Russia in the Council of the European Congress of Local and Regional Government. In addition to his role at Alfa Bank, Mr. Sysuev is president of the Board of Congress of Municipalities of Russia (since April 2000), a member of the Presidential Council for Local Government, and deputy chairman of the Presidential Committee for Literature and the Arts. He has published numerous articles on the structures of post-Soviet Russia.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE REELECTION OF VAGAN ABGARYAN, KAJ GRADEVIK AND WERNER KLATTEN TO SERVE AS CLASS I DIRECTORS IS IN THE BEST INTERESTS OF CTC MEDIA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE ‘‘FOR’’ THIS PROPOSAL.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees of the Board of Directors

The Board of Directors has determined that all of the members of the Board of Directors are independent as defined under the rules of the Nasdaq Stock Market.

The Board of Directors held eight meetings in 2006. Each director attended in person or by phone at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he or she served. No annual meeting of stockholders was held in 2006.

The Board of Directors has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance — each of which operates under a charter that has been approved by the Board of Directors. Each committee’s current charter is posted in the Investors link on our website, www.ctcmedia.ru, under the heading Corporate Governance.

Compensation Committee

Our Compensation Committee is composed of Messrs. Albrecht, Aven and Burdick. The Compensation Committee’s responsibilities include:

•	making recommendations to the Board of Directors with respect to, the compensation of our executive officers;

•	reviewing the Compensation Discussion and Analysis required to be included in the annual proxy statement;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to the Board of Directors with respect to director compensation.

The Compensation Committee was established in 2006 in conjunction with our initial public offering and did not meet in 2006.

Audit Committee

Our Audit Committee is composed of Messrs. Basunia, Burdick and Klatten. The Audit Committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the internal audit function; and

•	the performance of our independent registered public accounting firm.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee must approve any related-party transaction that we enter into. The Audit Committee held four meetings in 2006.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Messrs. Albrecht, Aven and Klatten. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees; and

•	developing and recommending corporate governance principles to the Board of Directors.

The Nominating and Corporate Governance Committee was established in 2006 in conjunction with our initial public offering and did not meet in 2006.

For information relating to the nomination of directors, see ‘‘Director Candidates’’ below.

Board Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an ‘‘independent director’’ if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of our directors has a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, and therefore, that each of our directors is an ‘‘independent director’’ as defined under Nasdaq Rule 4200(a)(15).

Director Candidates

In accordance with the terms and conditions of a stockholders’ agreement (the ‘‘Stockholders’ Agreement’’) dated May 12, 2006 by and among CTC Media, MTG Broadcasting AB (‘‘MTG’’), Alfa CTC Holdings Limited and Alfa Capital Holdings (Cyprus) Ltd (together, ‘‘Alfa’’), Cavendish Nominees and Sector Investment Holding Company Limited, three of our directors are currently designated by MTG and three are designated by Alfa (except as described below). One member designated by each of MTG and Alfa serves as one of the Co-Chairmen of our Board of Directors. If the number of shares held by MTG or Alfa falls below designated thresholds, such party will lose the right to designate one or more directors. In addition, our Board of Directors designates three additional directors, each of whom are to qualify as ‘‘independent’’ for Audit Committee purposes under applicable Nasdaq and SEC rules and regulations, by a simple majority. If the percentage shareholding of either MTG or Alfa from time to time is equal to or greater than 20%, it will have the right to designate three directors; if it is less than 20% but equal to or greater than 15%, it will have the right to designate two directors; and if it is less than 15% but greater than 10%, it will have the right to designate one director. Pursuant to the terms of the Stockholders’ Agreement, Mr. Abgaryan has been designated by Alfa and Mr. Gradevik has been designated by MTG.

With regard to the directors not designated by MTG or Alfa, the Board of Directors is responsible for selecting nominees for election by the stockholders. The Nominating and Corporate Governance Committee recommends to the Board of Directors candidates for election or reelection to the Board of Directors. The Nominating and Corporate Governance Committee makes its recommendations based on the needs of the Board as determined by periodic evaluations of the Board’s performance and composition, as well as the individual strengths and weaknesses of the candidates. The candidates are selected from qualified candidates recommended by the Board, the Nominating and Corporate Governance Committee or any other reliable source, including stockholders. In general, we seek as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which we do business, and diverse experience in the key business, financial and other challenges that face a corporation.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, in care of Nilesh Lakhani, Chief Financial Officer, CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it does in considering other candidates.

Stockholders also have the right under our By-Laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth under the heading ‘‘Deadline for Submission of Stockholder Proposals for the 2008 Annual Meeting’’ below.

Communications from Stockholders

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate.

The Chairman of the Nominating and Corporate Governance Committee, with the assistance of our CFO, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to the Board of Directors in care of Nilesh Lakhani, Chief Financial Officer, CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia.

Code of Business Conduct and Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, CTC Media has adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees (including the principal executive officer, principal financial officer and principal accounting officer), which is posted in the Investors link on our website, www.ctcmedia.ru, under the heading Corporate Governance. CTC Media intends to disclose any amendments to our code of business conduct and ethics on CTC Media’s website.

Audit Committee Financial Expert

The Board of Directors has determined that Tamjid Basunia is an ‘‘audit committee financial expert’’ as defined in Item 401(h) of Regulation S-K.

Report of the Audit Committee of the Board of Directors

The Audit Committee of our Board of Directors is currently composed of three members and acts under a written charter adopted and approved on April 28, 2006. The members of the Audit Committee are independent directors, as defined by the Audit Committee’s charter and the rules of the Nasdaq Stock Market, and possess the financial sophistication required by such charter and rules. The Audit Committee held four meetings during the fiscal year ended December 31, 2006.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLC, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issues a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with management, internal accounting, financial and internal auditing personnel and the independent registered public accounting firm, the following:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and management;

•	any audit problems or difficulties the independent auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

•	major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on our financial statements.

The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2006, and discussed these financial statements with management. Management represented to the Audit Committee that our financial statements had been prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards No. 61 ‘‘Communication with Audit Committees,’’ as amended (SAS 61), with Ernst & Young, our independent registered public accounting firm. SAS 61 requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Our independent registered public accounting firm also provided the Audit Committee with written disclosures and a letter required by Independence Standards Board Standard No. 1 ‘‘Independence Discussions with Audit Committees.’’ Independence Standards Board Standard No. 1 requires registered public accounting firms annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit related, services that are referred to below, is compatible with maintaining such independent registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors of CTC Media, Inc.

Tamjid Basunia, Chairman Charles Burdick Werner Klatten

Independent Registered Public Accounting Firm Fees

For the years ended December 31, 2006 and 2005, aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young, in the following categories were as follows:

	2006	2005
Audit Fees	$918,000	$410,000
Audit-Related Fees	$158,000	$60,000
Tax Fees	$184,000	$197,000
All Other Fees	—	—
Total	$1,260,000	$667,000

Audit Fees for each of the years ended December 31, 2006 and 2005 were for professional services provided for the audit of our consolidated financial statements, consents and assistance with review of documents filed with the SEC. The fees shown for 2006 also include services rendered in connection with the filing of form S-1 for our initial public offering.

Audit-Related Fees for each of the years ended December 31, 2006 and 2005 were for advice related to compliance with the provisions of Section 404 of the Sarbanes-Oxley Act and to accounting and reporting standards.

Tax Fees for each of the years ended December 31, 2006 and 2005 were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with acquisitions, mergers and foreign operations.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm, generally providing that the Audit Committee must preapprove all audit services to be provided to the Company, whether provided by the independent auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that tax-related non-audit services and other de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

The Audit Committee has considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining Ernst & Young’s independence.

Certain Relationships and Related PARTY Transactions

Policies and Procedures Regarding Related Party Transactions

CTC Media has in place a written policy to review and ratify transactions that we have with certain related parties, including our directors, senior executive officers, their immediate family members and entities owned or controlled by them. This policy obligates related parties to disclose the existence of conflicts of interest and potential corporate opportunities. The policy covers transactions and arrangements with a related party including conflicts of interest and corporate opportunities.

The policy requires that disclosure be made by any executive officer or director promptly after he or she becomes aware of the potential conflict of interest or related party transaction in which he or she would be a participant. In the case of a conflict of interest or related party transaction involving our CEO or any director, the disclosure should be made to our Audit Committee, which shall have the authority to determine whether a conflict of interest exists. Disclosure may be made to our CFO in certain instances involving executive officers other than our CEO.

In practice, all related party transactions involving any executive officer in excess of US$100,000 are reviewed and approved by our Audit Committee. Our Board of Directors is currently drafting a policy that reflects current practice in this regard. In approving or rejecting a related party transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee applies a standard of commercial reasonableness to related party transactions.

The following is a description of the transactions that we have engaged in or that have remained in place since January 1, 2006 with our directors, executive officers, holders of more than 5% of our capital stock, and their respective affiliates. In each case, we determined the transaction prices in negotiation with the counterparty.

Related Party Transactions

Stockholders’ Agreement

We have entered into a Stockholders’ Agreement with our major stockholders, MTG Broadcasting AB (‘‘MTG’’), Alfa CTC Holdings Limited and Alfa Capital Holdings (Cyprus) Ltd (together, ‘‘Alfa’’), Cavendish Nominees and Sector Investment Holding Company Limited. The principal terms of this agreement are as follows:

Board composition.    Our Board of Directors has nine members, three of whom are designated by MTG and three of whom are designated by Alfa (except as described below). One member designated by each of MTG and Alfa serves as one of our Co-Chairmen. If the number of shares held by MTG or Alfa falls below certain designated thresholds, such party will lose the right to designate one or more directors. In addition, our Board of Directors designates by simple majority three additional directors, each of whom must qualify as ‘‘independent’’ for audit committee purposes under applicable Nasdaq and SEC rules and regulations.

Approval of Material Transactions.    If we propose to enter into a transaction or series of related transactions involving a value exceeding 10% of our consolidated total assets, to issue a number of shares with voting power exceeding 10% of the voting power of our shares then in issue (other than in connection with a compensatory option plan), or to appoint a new CEO, then any two of our directors (other than any director with a direct or indirect financial interest in the matter in question) may, acting together, request that the proposal relating to such transaction not be voted on for a period of 45 days and that a special meeting of our Board of Directors be called to review and consider the transaction. Other than with respect to the appointment of a new CEO, such directors may also request that an independent advisor be engaged to assist our Board of Directors in evaluating the proposed transaction.

Right of First Offer.    Each party that, together with its affiliates, beneficially owns 15% or more of our shares has a right of first offer in the event of any proposed sale by any other such major stockholder. As of December 31, 2006, only MTG and Alfa were subject to this right of first offer.

Standstill.    Other than in connection with any exercise of the right of first offer described above, MTG and Alfa have agreed not to acquire additional shares of our capital stock to the extent that such acquisition would cause their beneficial ownership of our shares to exceed 40% and 30%, respectively.

Tender offer requirement.    Other than in connection with any exercise of the right of first offer described above, each party has agreed not to acquire additional shares of our capital stock to the extent that such acquisition would cause its beneficial ownership of our shares, together with those of any affiliate, to exceed 50%, without making a tender offer for all of our outstanding shares in compliance with the tender offer rules under the Exchange Act.

Non-competition.    MTG has agreed to the non-competition provisions described below under ‘‘Transactions with MTG’’.

Transactions with Alfa

We have entered into various transactions and are party to various agreements with Alfa Bank, a Russian bank, and certain of its affiliates, which we refer to collectively below as ‘‘Alfa.’’ Alfa is one of our principal stockholders. Peter Aven, Co-Chairman of our Board of Directors, is the president of Alfa Bank. Oleg Sysuev, a member of our Board of Directors, is first deputy chairman of Alfa Bank. Vagan Abgaryan, a member of our Board of Directors, is a senior vice president of Alfa Bank. To our knowledge, none of Mr. Aven, Mr. Sysuev or Mr. Abgaryan received any fees or other remuneration from us or Alfa in connection with any of the transactions described below.

Loans from Alfa to CTC

From time to time, Alfa lends money to us. In July 2005, our principal subsidiary, CTC, entered into two loan facilities with Alfa Bank. Those loans comprised a $30 million line of credit and a term loan with a maximum principal amount of $55 million. CTC repaid both of these loans in full in 2006 and closed the line of credit. The interest expense paid by CTC to Alfa Bank in 2006 prior to the repayment of these loans was $1,846,144.

Alfa has opened three unsecured letters of credit in favor of Sony Pictures Television International to guarantee obligations of CTC under licensing agreements with Sony Pictures Television International. The first letter of credit was opened in April 2004 in an amount of $5.8 million, the second letter of credit was opened in December 2004 in an amount of $6.1 million and the third letter of credit was opened in December 2005 in the amount of $7.1 million. Alfa Bank’s commissions and fees in respect of the letter of credit opened in December 2005 totaled $163,000 in 2006.

License of programming from Alfa affiliate

Since 2003, we have licensed Russian-produced television programming from time to time from Gamma Film, an affiliate of Alfa. Gamma Film acquired a library of 540 hours of Russian series previously owned by Media-Most, including some of the most popular Russian series filmed for NTV. In 2006, we sold Russian-produced television programming to OOO Gamma Film, an affiliate of Alfa, that we previously acquired from them for approximately $547,000.

Commercial banking

Our networks, our Television Station Groups and several of our owned-and-operated stations maintain certain cash balances with Alfa. For these services, we believe that we pay Alfa banking fees at market rates. We paid fees to Alfa of $194,000 for banking services in 2006. Alfa paid $199,000 in interest income to us in 2006.

Advertising revenues

Our networks and Television Station Groups received advertising revenues from Alfa of $896,000 in 2006.

Transactions with MTG

MTG, one of our principal stockholders, owns DTV, a Russian television network with which we compete. In connection with our Stockholders’ Agreement (discussed above), MTG has agreed that, for so long as MTG (together with its affiliates, the ‘‘MTG Group’’) beneficially owns shares of our common stock that provide it with 20% or more of the voting power of our issued and outstanding capital stock.

No member of the MTG Group (other than DTV or its affiliates) will engage in the business of free-to-air television in Russia. DTV will be permitted to continue to engage in such business in Russia subject to the following limitations:

•	DTV will not be permitted to establish or acquire directly or indirectly any television station in Russia or sign an affiliate agreement with any television station in Russia, in each case, other than stations that will broadcast the DTV network signal, and then only if MTG has first complied with the right of first negotiation procedures described below;

•	DTV will not be permitted to tender for any television broadcasting frequency in Russia other than a frequency that will be used to broadcast the DTV network signal, and then only if MTG has first complied with the right of first negotiation procedures described below; and

•	DTV will not be permitted to enter into any substantial programming acquisition agreement with a major U.S. studio granting DTV the right to broadcast in Russia without MTG having first complied with the right of first negotiation procedures described below.

No member of the MTG Group may:

•	establish or acquire directly or indirectly any free-to-air television network or station in the any of the countries of the former Soviet Union other than Russia, Estonia, Latvia and Lithuania or sign an affiliate agreement with any such television station;

•	tender for any television broadcasting frequency in such countries; or

•	enter into any substantial programming acquisition agreement with a major U.S. studio granting a member of the MTG Group the right to broadcast in all or any portion of such countries;

in each case, without MTG having first complied with the right of first negotiation procedures described below.

The right of first negotiation procedures are as follows:

If DTV or MTG wishes to complete a relevant transaction, MTG is first required to provide our Board of Directors with prior written notice, setting forth the material commercial terms of the proposed transaction. Our Board of Directors, acting by a simple majority of the disinterested directors, is required, within 15 business days, to provide MTG with notice of whether we intend to pursue such transaction. If our Board of Directors decides not to pursue such transaction or fails to provide notice to MTG within the specified time period, DTV or MTG (as the case may be) will be free to complete such transaction on commercial terms not materially better than those set forth in the notice to our Board of Directors. If our Board of Directors notifies MTG that it wishes to pursue such transaction, all members of the MTG Group must immediately cease all discussions and negotiations in connection with such transaction, except that if we fail to complete the transaction within 180 days, MTG may complete the transaction within one year of the date of the original notice on any terms.

If a transaction in Russia is presented by MTG to our Board of Directors, and we complete such transaction in a Russian city where:

•	we directly or indirectly own a 50% or greater interest in stations in that city that broadcast for each of the networks we then operate, we must offer to sell our interest in a station of our choice in that city to DTV (subject to any of our obligations to comply with pre-existing right of first offer provisions). The consideration for such interest will be agreed in good faith negotiations between MTG and us but in any event will not exceed the consideration paid by us in completing the triggering transaction; or

•	we do not directly or indirectly own a 50% or greater interest in stations that broadcast for each of the networks we then operate but do have either a station or independent affiliate for each of such networks, then we must, upon closing such transaction, terminate our affiliate agreement with an independent affiliate in that city of our choice and use our reasonable best efforts (which does not include the payment of any consideration) to cause such independent affiliate to become an independent affiliate of DTV.

If a dispute arises in connection with these non-competition provisions, MTG is expected to agree with us that the dispute will first be submitted to the chief executive officers of MTG and CTC Media to resolve. If after two meetings of the chief executive officers, the matter has not been resolved, the matter may then be submitted to arbitration. Until the dispute is resolved or 60 days following delivery of a dispute notice, whichever is earlier, MTG will be required to cease all discussions and negotiations on the transaction that is the subject of the dispute. We will only be permitted to trigger these dispute resolution procedures if a majority of the members of our Audit Committee has determined that there is a reasonable basis to believe that MTG is in breach of the non-competition agreement.

Registration Rights

Holders of an aggregate of approximately 115 million shares of our common stock have the right, pursuant to a registration rights agreement, to require us to register these shares under the Securities Act under specific circumstances.

Demand Registration Rights.    Each of MTG, Alfa, the funds managed by Baring Vostok Capital Partners (‘‘Baring’’) and the funds managed by Fidelity Investments (‘‘Fidelity’’) may require that we file a registration statement with regard to all or any portion of their shares of our common stock so long as, together with all other participating shareholders, they register shares having an aggregate sale price to the public of at least $50 million. All parties that have demand registration rights are entitled to participate in such registration. We may not be obligated to effect more than one registration under this demand provision for each of Alfa, MTG, Baring and Fidelity. If the underwriters managing the offering to be made pursuant to any such demand determine that the market cannot support the sale of all the shares requested to be sold pursuant to such demand, the shares to be sold by all parties to the agreement (other than the stockholder(s) that initiated the demand) must first be cut back pro rata, and only once all the shares of such parties have been eliminated from the registration may the initiating stockholder’s shares to be sold be cut back.

Company Registration.    All parties to the registration rights agreement are entitled to ‘‘piggy-back’’ registration rights on registrations that we initiate, subject to the underwriters’ right to reduce the number of shares proposed to be registered in view of market conditions.

S-3 Rights.    If we are entitled at any time to use the ‘‘short-form’’ registration statement, Form S-3, and two unaffiliated stockholders request that we effect a registration on Form S-3 for shares having, taken together, an aggregate sale price to the public of at least $10 million, we will be required to cause such shares to be registered.

Expenses.    We will pay all fees, costs and expenses of any demand or incidental registrations (including up to $75,000 in expenses of one law firm representing the selling stockholders), and the holders of securities being registered will pay all underwriting discounts and commissions.

Arrangements with Directors and Officers

Alexander Rodnyansky

Alexander Rodnyansky, our CEO, is currently honorary president of Studio 1+1, a Ukrainian television broadcaster and television production house. Mr. Rodnyansky, together with his cousin, holds a 70% interest in the entity that holds the broadcasting license used by Studio 1+1, through which he has a 40% effective economic interest in Studio 1+1. Studio 1+1 produces The Brainiest, one of our commissioned original productions, which we have aired on CTC since 2003 and which is acquired through Innova Film GmbH, discussed directly below.

Mr. Rodnyansky, together with his cousin, also holds a 40% beneficial interest in Innova Film GmbH, a German company, from which we have licensed programming and which acquires programming from us for broadcast on Studio 1+1. We sold programming to Innova in the amount of $7,694,000 in 2006. We also acquired programming from this company for $815,000 in 2006.

We have acquired broadcast rights to a number of Russian films that have been produced by Mr. Rodnyansky, including ‘‘Heat’’, a film currently in production and set for theatrical release in 2007. Mr. Rodnyansky has not received compensation for his services as producer of such films.

We acquired broadcast rights to the opening and closing ceremonies of the Kinotavr film festival for $144,000. The trademark rights to this festival were acquired in 2005 by Alexander Rodnyansky and a former employee of CTC Media. In addition, Beeline, a provider of telecommunications services and Kinotavr’s sponsor, placed a sponsorship campaign for the Kinotavr festival on CTC in 2006 in the amount of $843,000.

John T. Healy

John T. Healy, a member of our Board of Directors until the closing of our initial public offering in June 2006, provided consulting services to us through his affiliated entity, The H.A.M. Media Group LLC. The consulting arrangement terminated upon the closing of our initial public offering. In exchange for these consulting services, we paid The H.A.M. Media Group LLC $100,000 in 2006 prior to their termination in June 2006.

We also acquired programming rights for documentary films from The H.A.M. Media Group LLC in the amount of $270,000.

Viacheslav Murugov

Viacheslav Murugov, an employee in our programming department, has an interest in a production house from which we acquire programming. In 2006, we acquired programming from this company in the amount of $4,046,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 9, 2007 by:

•	each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock,

•	each of our directors,

•	each of our principal executive and financial officers and our four other most highly compensated executive officers who were serving as executive officers on December 31, 2006, whom we refer to as our named executive officers, and

•	all of our directors and executive officers as a group.

The address for each director and executive officer of the Company is: c/o CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned	Shares Underlying Share Appreciation Rights and/or Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Named Executive Officers
Alexander Rodnyansky(2)	—	6,948,167	6,948,167	4.38%
Nilesh Lakhani(3)	—	276,794	276,794	*
Vladimir Khanumyan(3)	—	276,794	276,794	*
Leigh Sprague(3)(7)	—	14,584	14,584	*
John Dowdy(3)	—	10,070	10,070	*
Sergey Petrov(3)	—	14,584	14,584	*
Directors
Hans-Holger Albrecht(4)	60,008,800	—	60,008,800	39.60%
Peter Aven(5)	39,548,896	—	39,548,896	26.10%
Vagan Abgaryan(5)	39,548,896	—	39,548,896	26.10%
Tamjid Basunia	—	—	—	*
Maria (Mia) Brunell(4)	60,008,800	—	60,008,800	39.60%
Charles Burdick	—	—	—	*
Kaj Gradevik	—	—	—	*
Werner Klatten	—	—	—	*
Oleg Sysuev(5)	39,548,896	—	39,548,896	26.10%
All named executive officers and current directors as a group (15 persons)(4)(5)	—	120,894,302	120,895,529	75.98%
Other 5% stockholders
MTG Broadcasting AB(4) Skeppsbron 18 Box 2096 SE-10313 Stockholm, Sweden	60,008,800	—	60,008,800	39.60%
ABH Holdings Corporation(5) Geneva Place 333 Waterfront Drive Road Town, Tortola British Virgin Islands	39,548,896	—	39,548,896	26.10%
Funds managed by Baring Vostok Capital Partners(6) c/o International Private Equity Services Ltd Alexander House 13-15 Victoria Road St. Peter Port, Guernsey Channel Islands GY1 3ZD	13,766,648	—	13,766,648	9.08%

*	Represents less than 1% of our outstanding common stock.

(1)	We believe that each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of February 9, 2007 through the exercise of any stock option or other right. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock. Shares of common stock which an individual or entity has a right to acquire within the 60-day period following February 9, 2007 pursuant to the exercise of options or share appreciation rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.
(2)	Consists of 6,217,600 shares issuable, upon exercise of share appreciation rights held by Mr. Rodnyansky should we elect to satisfy such exercise by the issuance of shares of common stock, and options to purchase 730,567 shares, each exercisable within 60 days of February 9, 2007.
(3)	Consists solely of options exercisable within 60 days of February 9, 2007.
(4)	Consists of shares held by MTG Broadcasting AB, of which Mr. Albrecht and Ms. Brunell disclaim beneficial ownership, except to the extent of their pecuniary interest therein. Mr. Albrecht, Co-Chairman of our Board of Directors, is the president and CEO of Modern Times Group MTG AB, an affiliate of MTG Broadcasting AB. Maria Brunell, a member of our Board of Directors, is the CEO of Investment AB Kinnevik, the principal shareholder of Modern Times Group MTG AB.
(5)	Consists of 30,381,432 shares held by Alfa Capital Holdings (Cyprus) Ltd. and 9,167,464 shares held by Alfa CTC Holdings Limited. Peter Aven, Co-Chairman of our Board of Directors, and Oleg Sysuev and Vagan Abgaryan, members of our Board of Directors, are president, first deputy chairman and senior vice president, respectively, of OAO Alfa Bank. ABH Holdings Corporation is the ultimate parent company of OAO Alfa Bank. Messrs. Aven, Sysuev and Abgaryan disclaim beneficial ownership of the shares held by Alfa Capital Holdings (Cyprus) Ltd. and Alfa CTC Holdings Limited, except to the extent of their pecuniary interest therein.
(6)	Consists of 11,360,667 shares held by Cavendish Nominees Limited and 2,405,981 shares held by Sector Investment Holding Company Limited on February 9, 2007. Cavendish Nominees Limited and Sector Investment Holding Company Limited announced in late February 2007 that they sold to Access Industries Holdings LLC an aggregate of 9,200,000 of the 13,766,648 shares of common stock held by them, representing 6.07% of the outstanding common stock.
(7)	Mr. Sprague resigned on March 19, 2007 and thus is no longer an officer of the Company.

Other than the Stockholders’ Agreement described below under the heading ‘‘Certain Relationships and Related Transactions’’, to the knowledge of the Company, there are no voting trusts or similar arrangements among any of the foregoing persons or entities with respect to the voting of shares of our common stock.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

We became a publicly listed company in June 2006. Prior to that time, our Board of Directors as a whole determined the compensation of our CEO, COO and CFO, and delegated to them the determination of the compensation of our other executive officers, subject to the approval of the Board of Directors of overall compensation expense as set forth in our annual budget. In connection with our initial public offering (‘‘IPO’’), the Board of Directors formed a Compensation Committee, which now sets our compensation policies and administers our compensation programs in respect of our executive officers. The Board of Directors also adopted a Compensation Committee charter, which we have made available on our website at www.ctcmedia.ru.

The responsibilities of the Compensation Committee include:

•	reviewing and approving, or recommending for approval by the Board of Directors, the compensation and benefits of our CEO and other executive officers, including salary, bonus, and incentive compensation levels, deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits and other forms of executive officer compensation;

•	overseeing the evaluation of our senior executives;

•	periodically reviewing and making recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;

•	administering our stock option plans, including, to the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, by delegating to one or more executive officers the power to grant options or other stock awards pursuant to such equity-based plan to employees who are not directors or executive officers; and

•	preparing any report on executive compensation required by the rules and regulations of the SEC.

Our Compensation Committee, in conjunction with our Board of Directors, directly sets the compensation for each of our CEO, COO and CFO. In determining the salaries of our other executive officers, the Compensation Committee looks to recommendations from these three senior executives. Although the salaries of non-executive employees are set by management, the Compensation Committee monitors the overall level of compensation expense relative to headcount.

Our Compensation Committee met in January 2007 to review performance by our executives in 2006 and to recommend appropriate executive bonus awards for 2006 and 2007 compensation levels. Our Compensation Committee intends to continue to meet early in each fiscal year to carry out these same tasks and will meet from time to time throughout each fiscal year as needed to address compensation and succession matters at the executive level as they arise.

Objectives of Our Compensation Programs

Our compensation programs are designed to provide remuneration at a level and in a manner that allow us to attract and retain uniquely capable executives to operate in our highly specialized field. Success in the television industry in Russia requires an intimate knowledge of the complexities of the business, including programming, network operations, affiliate relations, advertising, television station management and specialized financial and regulatory compliance, control and management. In addition to competing for broadcasting management talent locally, as a Nasdaq-listed Delaware corporation with its principal offices located in Russia, we must also compete for a relatively small number of available persons in our local market with the required knowledge of, and experience with, SEC compliance and US GAAP matters. We believe that our senior executives have unique backgrounds that are crucial to our achievement in our industry. Our compensation programs are designed to reward these executives for their roles in our success in a challenging commercial, political and cultural environment.

Our compensation packages are intended to provide incentives to executives for annual performance and to recognize the highly specialized skills that our executives possess. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. The amount of each element of compensation is determined by or under the direction of our Compensation Committee, which uses the following factors, among others, to determine the amount of salary and other benefits to pay each executive:

•	the future value that the executive can provide;

•	the value that the executive has previously provided;

•	compensation paid to executives at similarly sized or situated organizations;

•	our commercial position within the industry; and

•	issues related to the attraction and retention of key personnel.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, salary levels at comparable companies, internal pay equity and, in light of the relatively high rate of inflation in Moscow, inflationary pressures. Because our executive’s salaries are denominated in US dollars, we also consider changes in the value of the US dollar as compared to the ruble.

We raised base salaries for our CEO, COO and CFO by 10% in 2007. For our other executive officers, we raised base salaries for 2007 by an average of 27%.

Annual Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all executives and non-executive employees. The amount of the cash bonus generally depends on our overall financial and operating performance. With respect to our sales personnel, however, their annual cash bonuses are generally tied to the achievement of specific advertising sales targets. For our executives, annual cash bonuses tend to be set as a percentage of base salary and the maximum target bonus ranges from 30% to 66.6% of base salary.

In 2007, our Compensation Committee is working with our CEO, COO and CFO to determine specific company and individual performance criteria which must be achieved in order for these executives to receive all or some portion of their target annual cash bonuses.

Equity Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executives in equity-based awards. We typically make an initial equity award of stock options or, in the case of our CEO, share appreciation rights, as part of our overall executive compensation program. When determining the size of these initial awards, we consider an executive’s position with us and analyze the practices of our competitors as well as other large Moscow-based companies. After the initial grant, we evaluate periodically the need to provide further equity-based awards on an executive-by-executive basis and in light of changes to our corporate structure and strategy. As part of this evaluation process, we determined in early 2006, in connection with our objective to become a Nasdaq-quoted public company, to grant a new round of equity awards to our executive team and certain other key employees conditional upon the successful closing of our IPO. We believed that providing these options at an exercise price that was determined by reference to the average trading price for our common stock during the first 20 days of trading would align our management’s interests with those of our new public shareholder base.

Other Compensation

We provide cars and/or drivers for the exclusive use of several of our executives. For our expatriate executives, we provide each of them with a cash payment of $17,200 in lieu of making pension contributions on their behalf. As a result of intense competition for qualified candidates with US public company expertise in Moscow, changes in US tax legislation and the continuing depreciation of the US dollar compared to the ruble, we recently agreed to provide certain additional benefits to our expatriate executives. Starting from 2007, we will reimburse our expatriate executives up to $25,000 per year in tuition for their children and $15,000 per year for home leave to the United States, including such items as airfare, accommodations and other travel-related expenses.

In connection with our IPO, we agreed to pay a one-time bonus to our CFO of $275,000 and allocated a bonus pool for certain other members of our finance and legal teams.

Change in Control/Termination Based Compensation

Acceleration of vesting of equity awards.    The vesting of options granted to our CEO, COO and CFO in connection with our IPO accelerates in full in the event that we sell all or substantially all of our assets or any party or group of related parties (other than Modern Times Group MTG AB, Alfa or any of their respective affiliates) gains control of a majority of the voting power of our shares. In addition, the vesting of the option granted to our CFO in connection with the IPO automatically accelerates in full in the event that he is terminated without cause or is constructively terminated within 12 months of any party (including Modern Times Group MTG AB, Alfa or any of their respective affiliates) gaining control of a majority of the voting power of our shares or following the sale by us of all or substantially all of our assets. Moreover, the option that we granted to our CFO in connection with his hiring also contains acceleration provisions. That option, which fully vests on October 31, 2007, automatically vests in full if (i) our CFO is terminated for any reason other than for intentional misconduct that materially and adversely affects us or (ii) we sell all or substantially all of our assets or any party or group of related parties gains control of a majority of the voting power of our shares.

Termination-based payments.    Each of our executives has an employment contract with us. Those employment contracts require us to provide the executive with a minimum period of notice, generally ranging from one to six months, before we terminate their employment agreements unless we are terminating them for cause. In addition to compensation during these notice periods, our CEO is entitled to a severance payment of six months’ base salary if we terminate him without cause. Our CFO is entitled to a severance payment of 12 months’ base salary if we terminate him without cause or if he resigns because we either (i) materially reduce his compensation, (ii) require him to report to someone other than our CEO, (iii) materially reduce his responsibilities or authority or (iv) direct him to take any action that violates applicable law in any material respect or that would cause our financial statements to fail to be in compliance with US GAAP in any material respect.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid to such company’s chief executive officer or any of the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.  All of our highly compensated employees are based in Russia and most are employed by our Russian subsidiaries and receive salary from them. As a result, we do not seek a deduction on our United Sates tax returns for such compensation paid to them. In those cases in which some or all of an employee’s compensation is allocated to our U.S. parent company and in connection with which we do seek a deduction, we seek to structure such compensation so as to achieve maximum deductibility under Section 162(m) with minimal sacrifices of flexibility and impact on our corporate objectives.

Executive Officers

The following is a brief summary of the background of each executive officer of CTC Media:

Alexander Rodnyansky.    Mr. Rodnyansky, age 45, has been with CTC Media since 2002 and was appointed CEO in February 2004 and has served as the General Director of the CTC Network since June 2002 and General Director of the Domashny Network since May 2005. Prior to joining us, Mr. Rodnyansky served as the General Director of 1+1 from 1996 through May 2002. Previously, he was an independent documentary and movie producer in Russia and Ukraine for a number of years. Mr. Rodnyansky has received numerous international movie awards, and was the co-producer of films nominated for Academy Awards in 1996 and 1999. He has served as the president of the Ukrainian TV Academy, the Secretary of the Board of the Ukrainian Union of Moviemakers, a member of the Russian Academy of Movie Arts and of the Russian TV Academy, and an Associate Member of the International Council of the National TV Academy (USA).

Nilesh Lakhani.    Mr. Lakhani, age 47, was appointed our CFO in November 2004. On April 13, 2007, Mr. Lakhani announced that he will be stepping down as our CFO to pursue other professional opportunities. He will remain our CFO until his successor is named or until December 31, 2007. Mr. Lakhani has over 20 years of experience in corporate finance and held key executive and senior management positions with U.S. media and financial services companies. Prior to joining us, Mr. Lakhani was vice president of global operations at Electronic Arts from 2003 to 2004. He previously served as chief financial officer of Pogo.com, a leading online entertainment company, from 1999 to 2003. Before devoting his attention to the media and entertainment industry, Mr. Lakhani served as senior vice president with Transamerica Corporation, a large public financial services company from 1991 to 1997. Mr. Lakhani also worked with GE Capital’s corporate finance group from 1984 to 1991 where he was responsible for structuring and financing mergers and acquisitions. Mr. Lakhani holds a B.A. in Economics from the University of Manchester, England and an M.B.A in Finance from the University of San Francisco, where he received the Scholastic Excellence Award for highest academic achievement.

Vladimir Khanumyan.    Mr. Khanumyan, age 49, has been with CTC Media since 1996 and was appointed our Chief Operating Officer in June 2004. He also serves as the First Deputy General Director of both the CTC Network and the Domashny Network. Previously, he served as the General Director of the CTC Television Station Group and as General Director of the Domashny Television Station Group. Mr. Khanumyan started his career at our company at CTC-Moscow as Sales Director. Prior to joining us, he was managing editor of a major daily evening newspaper in Tbilisi, Georgia. Mr. Khanumyan graduated from Tbilisi State University and is a member of the Russian Television Academy.

Leigh Sprague.    Mr. Sprague, age 37, was appointed our Corporate Counsel in August 2005 and Company Secretary in December 2005. He resigned on March 19, 2007. Prior to joining us, Mr. Sprague practiced law in Moscow as an attorney with LeBoeuf, Lamb, Greene and MacRae, with a practice focused on public and private securities offerings in the U.S. and cross-border merger and acquisition, joint venture and private equity transactions. Prior to relocating to Moscow in 2001, Mr. Sprague practiced law at Coudert Brothers in New York. Mr. Sprague holds a Bachelors of Arts degree in international affairs from the University of Wisconsin Madison and a J.D. from Columbia University in New York, where he was a Kent Scholar and a Stone Scholar.

Sergey Petrov.    Mr. Petrov, age 35, joined us in 1998 and was appointed General Director of our Television Station Groups in March 2006. He also serves as General Director of CTC Moscow. He previously held a number of positions within the Company, including Director of the CTC Sales Department from 2000 until March 2006 and Director of CTC Distribution from 1999 through 2000.

John Dowdy.    Mr. Dowdy, age 34, was appointed our controller in March 2006 and our Chief Accounting Officer in July 2006. Prior to joining us, Mr. Dowdy was assistant corporate controller at Golden Telecom, a NASDAQ-listed company operating in the Commonwealth of Independent States, from 2004 to 2006. From 1997 until 2004, Mr. Dowdy worked as an auditor with PricewaterhouseCoopers in Moscow and in Atlanta, primarily serving telecommunications and media clients. Mr. Dowdy graduated Summa Cum Laude from the University of Georgia with a B.B.A in Accounting and is a Certified Public Accountant licensed in the State of Georgia.

Executive officers of CTC Media are elected by the Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among any of the executive officers or directors of CTC Media.

Executive Compensation

The following table summarizes the total compensation earned by the CEO, CFO, and the next four most highly compensated executives of CTC Media during 2006, all of whom were serving as executive officers as of December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Alexander Rodnyansky Chief Executive Officer(2)	500,000	300,000	4,365,404	40,400	5,205,804
Nilesh Lakhani Chief Financial Officer(3)	350,000	475,000	1,077,060	77,225	1,979,285
Vladimir Khanumyan Chief Operating Officer(4)	300,000	150,000	1,163,570	31,154	1,644,724
Leigh Sprague Corporate Counsel(5)	210,000	103,000	86,001	21,359	420,360
John Dowdy Chief Accounting Officer(6)	137,591	107,500	61,429	17,200	323,720
Sergey Petrov General Director, Television Station Groups(7)	150,000	60,000	86,001	18,006	314,007

NOTES
(1)	The amounts in this column reflect stock-based compensation expense recorded during the year ended December 31, 2006 under FAS 123R. We estimate the fair value of stock options at the date of grant using a Black-Scholes option pricing model and expense the fair value over the expected life of the option.
(2)	Mr. Rodnyansky’s 2006 bonus compensation consisted entirely of a discretionary performance-based bonus. ‘‘All Other Compensation’’ for Mr. Rodnyansky consists of company car-related expenses.
(3)	Mr. Lakhani’s 2006 bonus compensation included a discretionary bonus of $275,000 in connection with the successful completion of CTC Media’s initial public offering, and a discretionary performance-based bonus of $200,000 ‘‘All Other Compensation’’ for Mr. Lakhani consists of car and driver-related expenses of $48,762, payment of $17,200 in lieu of a contribution by CTC Media to a 401(k) plan, and $11,263 in life and disability insurance premiums.
(4)	Mr. Khanumyan’s 2006 bonus compensation consisted entirely of a discretionary performance-based bonus. ‘‘All Other Compensation’’ for Mr. Khanumyan consists of car and driver-related expenses.
(5)	Mr. Sprague’s 2006 bonus compensation consists of a discretionary bonus of $40,000 in connection with the successful completion of CTC Media’s initial public offering, and a discretionary performance-based bonus of $63,000. ‘‘All Other Compensation’’ for Mr. Sprague consisted of payment of $17,200 in lieu of a contribution by CTC Media to a 401(k) plan and $4,159 in life and disability insurance premiums. Mr. Sprague resigned on March 19, 2007.
(6)	Mr. Dowdy’s 2006 salary was $175,000 per year; Mr. Dowdy began employment with CTC Media in mid-March 2006, and he received approximately 9.5 months of salary payments in 2006. Mr. Dowdy’s 2006 bonus compensation consists of a signing bonus of $35,000 paid upon Mr. Dowdy beginning employment with CTC Media, a discretionary bonus of $20,000 in connection with the successful completion of CTC Media’s initial public offering, and a discretionary performance-based bonus of $52,500. ‘‘All Other Compensation’’ for Mr. Dowdy consists solely of payment of $17,200 in lieu of a contribution by CTC Media to a 401(k) plan.
(7)	Mr. Petrov’s 2006 bonus compensation consisted entirely of a discretionary performance-based bonus. ‘‘All Other Compensation’’ for Mr. Petrov consists solely of car and driver-related expenses.

The following table sets forth information regarding each grant of an award made to a named executive officer during 2006 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

GRANTS OF PLAN-BASED AWARDS

Name	Plan Name	Grant Date	Date of Corporate Action	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Alexander Rodnyansky	Non-plan award	6/1/06	4/28/06	1,502,852	(3)	$16.95	$17.00	$12,660,945
	Non-plan award	6/1/06	4/28/06	1,502,852	(4)	$16.95	$17.00	$12,660,945
Nilesh Lakhani	Non-plan award	6/1/06	4/28/06	375,713	(3)	$16.95	$17.00	$3,165,236
	Non-plan award	6/1/06	4/28/06	375,713	(4)	$16.95	$17.00	$3,165,236
Vladimir Khanumyan	Non-plan award	6/1/06	4/28/06	375,713	(3)	$16.95	$17.00	$3,165,236
	Non-plan award	6/1/06	4/28/06	375,713	(4)	$16.95	$17.00	$3,165,236
Leigh Sprague	1997 Stock Option Plan	6/1/06	4/28/06	64,101	(5)	$16.95	$17.00	$540,025
	1997 Stock Option Plan	6/1/06	4/28/06	5,899	(6)	$16.95	$17.00	$49,697
John Dowdy	1997 Stock Option Plan	6/1/06	4/28/06	44,101	(7)	$16.95	$17.00	$371,534
	1997 Stock Option Plan	6/1/06	4/28/06	5,899	(8)	$16.95	$17.00	$49,697
Sergey Petrov	1997 Stock Option Plan	6/1/06	4/28/06	70,000	(9)	$16.95	$17.00	$589,722

(1)	Each stock option granted to the named executive officers in 2006 represents the right to purchase a share of CTC Media common stock at a specified exercise price subject to the terms and conditions of the option agreement. The exercise price per share for these options is equal to the average closing sales price of our common stock for the first 20 days that it was quoted on The Nasdaq Global Market. The exercise price of $16.95 is lower than the closing price of our common stock ($17.00) on the grant date. These options have a term of ten years. For additional information on the terms and conditions of these options, please see the discussion under Potential Payments upon Termination or Change in Control beginning on page 25.
(2)	Shown is the aggregate grant date fair value computed in accordance with SFAS 123(R) for stock and option awards in 2006. Please see note ‘‘Stock-Based Compensation’’ in Note 2 to the financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2006, for a detailed discussion of the assumptions used in valuing options and stock awards.
(3)	These options become exercisable over three years, with 1/36 of the options granted vesting on June 30, 2006 and the remainder vesting in 12 equal installments every three months following such date.
(4)	These options become exercisable over four years, with 1/48 of the options granted vesting on June 30, 2006 and the remainder vesting in sixteen equal installments every three months following such date.
(5)	Mr. Sprague resigned on March 19, 2007. Pursuant to his separation agreement with us, this option will vest only until June 30, 2007 when it will be vested as to 17,364 shares.Thereafter, the option will vest no further. Mr. Sprague may exercise the option until July 30, 2007.
(6)	Mr. Sprague resigned on March 19, 2007. Pursuant to his separation agreement with us, this option will vest only until June 30, 2007 when it will be vested as to 1,599 shares.Thereafter, the option will vest no further. Mr. Sprague may exercise the option until July 30, 2007.
(7)	These options become exercisable over four years, with options for 8,882 shares vesting on March 20, 2007 and the remainder vesting in 16 equal installments every three months following such date.
(8)	These options become exercisable over four years, with options for 1,188 shares vesting on March 20, 2007 and the remainder vesting in 16 equal installments every three months following such date.
(9)	These options become exercisable over four years, with options for 1,459 shares vesting on June 30, 2006 and the remainder vesting in 16 equal installments every three months following such date.

None of the options or other equity awards granted to the named executive officers was repriced or modified by CTC Media.

For information regarding CTC Media’s equity compensation grant practices, please see the discussion under Compensation Discussion and Analysis beginning on page 17.

The following table sets forth certain information regarding unexercised options and share appreciation rights for each of the named executive officers outstanding as of December 31, 2006:

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options / Share Appreciation Rights (#) Exercisable(1)		Number of Securities Underlying Unexercised Options / Share Appreciation Rights (#) Unexercisable(1)	Exercise Price ($)		Expiration Date
Alexander Rodnyansky	511,400		2,494,304	$16.95		June 1, 2016
	1,554,400	(2)	—	$1.19	(3)	September 15, 2013
	4,663,200	(2)	—	$1.79	(3)	September 15, 2013
Nilesh Lakhani	127,850		623,576	$16.95		June 1, 2016
	62,768		125,536	$3.98	(3)	November 14, 2014
Vladimir Khanumyan	127,850		623,576	$16.95		June 1, 2016
	70,612		164,768	$3.98	(3)	April 15, 2015
Leigh Sprague	9,350		54,751	$16.95		June 1, 2016
	861		5,038	$16.95		June 1, 2006
John Dowdy	—		44,101	$16.95		June 1, 2016
	—		5,899	$16.95		June 1, 2016
Sergey Petrov	10,209		59,791	$16.95		June 1, 2016

(1)	Execpt where indicated by footnote, represents the number of securities underlying unexercised options. Each stock option granted to the named executive officers in 2006 represents the right to purchase a share of our common stock at a specified exercise price subject to the terms and conditions of the option agreement. The exercise price per share for these options is equal to the average closing sales price of our common stock for the first 20 days that it was quoted on The Nasdaq Global Market. The exercise price of $16.95 is below the closing price of CTC Media’s common stock ($17.00) on the grant date. These options have a term of ten years. Vesting terms for each stock option with an expiration date of June 1, 2016 (each granted on June 1, 2006) are discussed in the footnotes to the table ‘‘GRANTS OF PLAN-BASED AWARDS’’ on page 22. For aditional information on the terms and conditions of all stock options, please see the discussion under Potential Payments upon Termination or Change in Control beginning on page 25.
(2)	Consists of shares issuable upon exercise of share appreciation rights held by Mr. Rodnyansky should the Company elect to satisfy such exercise by the issuance of shares of common stock. Pursuant to the terms of the stock option agreement of Mr. Rodnyansky, Mr. Rodnyansky agrees not to sell any shares held under his share appreciation rights before June 6, 2007, and he agrees not to sell more than 3,108,800 shares held under his share appreciation rights before June 6, 2008.
(3)	The exercise price was determined at the time of grant by the Board of Directors of CTC Media to be the fair market value of the underlying security on the date thereof (prior to CTC Media’s initial public offering).

The following table sets forth certain information regarding the exercise of stock options during 2006 for each of the named executive officers:

OPTION EXERCISES AND STOCK VESTED

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Alexander Rodnyansky	3,108,800	$37,585,392
Nilesh Lakhani	188,300	$1,751,190
Vladimir Khanumyan	141,224	$1,313,383
Leigh Sprague	—	—
John Dowdy	—	—
Sergey Petrov	—	—

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers. These agreements include the following terms:

Alexander Rodnyansky.    Mr. Rodnyansky serves as our CEO and as General Director of our CTC and Domashny Networks. Mr Rodnyansky receives an annual base salary of $550,000 and he is eligible for an annual discretionary bonus of up to $330,000. The amount of, and criteria for achieving, annual bonuses are to be determined by the Board of Directors.

If we were to terminate Mr. Rodnyansky’s employment without cause we would be required to provide him with six months’ notice and to pay him a severance payment of six months of his base salary. Mr. Rodnyansky is required to provide us with six months’ notice before terminating his employment.

Under his employment agreement and in connection with the grant of a share appreciation right, Mr. Rodnyansky has agreed not to compete with us, and not to solicit or induce any of our employees to terminate their employment with us, nor to solicit our current or prospective business partners, advertisers or affiliate stations, during his employment with us and for a period of two years thereafter, in each case in Russia and in any country in which we are operating or have undertaken material preparations to begin operating during such term or as of the date of termination, as the case may be. The non-compete obligation extends to radio broadcasting to the extent that we have radio operations at the date of such termination.

During his employment with us, Mr. Rodnyansky’s ownership of up to 70% in Studio 1+1 will not breach the non-compete provisions of his employment agreement. After his employment with us ends, Mr. Rodnyansky’s ownership in Studio 1+1, at the level held by him at his termination, will not breach the non-compete provisions of his employment agreement, provided that, if Studio 1+1 or any of its affiliated companies is operating in Russia or any country in which we are operating or have undertaken material preparations to begin operating at the date of termination, he will not also serve as director, officer or employee of, or a consultant to, such companies.

Nilesh Lakhani.    Mr. Lakhani serves as our CFO. Mr. Lakhani receives an annual base salary of $385,000 and he is eligible for an annual bonus of up to $256,667. The amount of, and criteria for achieving, annual bonuses are to be determined by the Board of Directors.

Pursuant to his employment agreement with us, if we were to terminate Mr. Lakhani without cause we would be required to provide him six months’ notice and pay him a severance payment of 12 months of his base salary. If Mr. Lakhani elects to terminate his employment with us because we either (i) materially reduce his compensation, (ii) require him to report to someone other than our CEO, (iii) materially reduce his responsibilities or authority or (iv) direct him to take any action which violates applicable law in any material respect or would cause our financial statements to fail to be in compliance with GAAP in any material respect, Mr. Lakhani would be entitled to a severance payment of 12 months of his base salary. Mr. Lakhani is required to provide us six months’ notice before terminating his employment. Mr. Lakhani has agreed not to compete with us for a one-year period after his employment with us ends and not to solicit or induce any of our employees to terminate his employment with us for a period of two years after his employment with us ends.

On April 13, 2007, Mr. Lakhani announced that he will be stepping down as our CFO to pursue other professional opportunities. He will remain as our CFO until his successor is named or until December 31, 2007. In connection with his plans to step down, we entered into a separation agreement with Mr. Lakhani. Pursuant to the separation agreement, we have agreed that Mr. Lakhani’s employment agreement will remain in effect until December 31, 2007 and, following that date, he will be entitled to his 2007 target bonus of $256,667. Additionally, if we appoint Mr. Lakhani’s successor prior to December 31, 2007 and, as a result, materially reduce his responsibilities, Mr. Lakhani has agreed that such an occurrence will not entitle him to the severance payment provided for in his employment agreement.

Vladimir Khanumyan.    Mr. Khanumyan serves as our Chief Operating Officer and as First Deputy Director of the CTC and Domashny Networks. Mr. Khanumyan receives an annual base salary of $330,000 and he is eligible for an annual bonus of up to $165,000. The amount of, and criteria for achieving, annual bonuses are to be determined by the Board of Directors.

If we were to terminate Mr. Khanumyan without cause we would be required to provide him six months’ notice. Mr. Khanumyan is obligated to provide us six months’ notice before terminating his employment agreement. He has agreed not to compete with us, or to solicit or induce our employees to terminate their employment with us, for a period of two years after his employment with us ends.

Sergey Petrov.    Pursuant to his employment agreement, Mr. Petrov receives an annual base salary of $215,000 and he is eligible for an annual performance bonus of up to $75,000. The amount of, and criteria for achieving, annual bonuses are to be determined by the Board of Directors.

If we terminate Mr. Petrov without cause prior to the expiration of his employment agreement, we are required to provide him one months’ notice. Mr. Petrov has agreed to provide us one months’ notice should he elect to terminate his employment with us. Mr. Petrov has also agreed not to compete with us for a six-month period after his employment with us ends and not to solicit or induce any of our employees to terminate his employment with us for a period of two years after his employment with us ends.

Leigh Sprague.    Mr. Sprague served as our Corporate Counsel and Company Secretary until March 19, 2007, when he resigned. Upon his resignation, we agreed to waive the six months’ notice required under his employment agreement with us but agreed to pay him his salary throughout this period. Mr. Sprague has also agreed not to compete with us for a one-year period and not to solicit or induce any of our employees to terminate his employment with us for a period of two years after the date of his resignation.

John Dowdy.    Mr. Dowdy serves as our Chief Accounting Officer. Pursuant to his employment agreement with CTC Media, he is currently entitled to an annual base salary of $210,000 and an annual bonus of up to $63,000.

If we terminate Mr. Dowdy without cause prior to the expiration of his employment agreement, we are required to provide him six months’ notice. Mr. Dowdy has agreed to provide us three months’ notice should he elect to terminate his employment with us. Mr. Dowdy has also agreed not to compete with us for a one-year period after his employment with us ends and not to solicit or induce any of our employees to terminate his employment with us for a period of two years after his employment with us ends.

Potential Payments Upon Termination or Change in Control

Set forth below for each of the named executive officers is a summary of potential payments and benefits each such executive officer would receive upon termination of employment or a change in control of CTC Media under certain circumstances.

With respect to each named executive officer who was serving in such capacity as of December 31, 2006, we have assumed that the triggering event in question occurred on December 31, 2006, the last calendar day of the year. We had no named executive officers whose employment with us terminated during the last fiscal year.

Leigh Sprague, our former Corporate Counsel and Company Secretary, resigned on March 19, 2007.  In addition, our CFO, Nilesh Lakhani, announced on April 13, 2007 that he will be stepping down as our CFO on December 31, 2007 or when his successor is named.

Involuntary Termination Not for Cause

The following is a discussion of the potential payments under current programs to each of our named executive officers in the event that such named executive officers were involuntarily terminated other than for cause.

In the event that our named executive officers were terminated without cause, CTC Media would be required to provide them between one and six months’ notice or provide payment of their salary for such period of time in lieu of the notice requirement. In addition, our CEO and CFO are entitled to six months’ and 12 months’ severance pay, respectively, if we terminate them without cause.

In the event that Mr. Dowdy, Mr. Petrov or Mr. Sprague cease to remain employed for any reason other than disability or death, he would have a period of 30 days following the date of such cessation of employment during which to exercise each outstanding option held by him. In the event that Mr. Rodnyansky, Mr. Khamumyan or Mr. Lakhani ceased to remain employed for any reason other than disability or death, he would have a period of 90 days following the date of such cessation of employment during which to exercise each outstanding option held by him. Mr. Rodnyansky would have a period of 210 days following the date of such cessation of employment during which to exercise his share appreciation rights.

The vesting of the option granted to our CFO in June 2006 automatically accelerates in the event that he is terminated without cause or is constructively terminated within 12 months of any party gaining control of a majority of the voting power of our shares or following the sale by us of all or substantially all of our assets. The vesting of the option granted to our CFO in 2004 automatically accelerates in the event that he is terminated for any reason (other than intentional misconduct that materially and adversely affects us).

Amounts Payable.    The following table indicates the amounts for which each executive officer would have been eligible had he been involuntarily terminated for cause as of December 31, 2006. The actual amounts that would be paid out can only be determined at the time of the executive officer’s involuntary termination without cause.

Involuntary Termination Not for Cause

Name	Cash Payments		Value of Stock Options(1)		Value of Share Appreciation Rights(2)	Total
Alexander Rodnyansky	$500,000	(3)	$3,610,484		$139,087,712	$143,198,196
Nilesh Lakhani	$525,500	(4)	$9,076,797	(5)	—	$9,602,297
Vladimir Khanumyan	$150,000	(6)	$2,316,979		—	$2,466,979
Leigh Sprague	$105,000	(6)	$72,090		—	$177,090
John Dowdy	$87,500	(6)	—		—	$87,500
Sergey Petrov	$12,500	(7)	$72,076		—	$84,576

(1)	Calculated as the difference between the exercise price of all outstanding in-the-money options exercisable as of December 31, 2006 and the closing price of our common stock as of December 29, 2006 ($24.01), the last business day in the fiscal year, multiplied by the number of such options.
(2)	Calculated as the difference between the exercise price of all outstanding in-the-money share appreciation rights exercisable as of December 31, 2006 and the closing price of our common stock as of December 29, 2006 ($24.01), the last business day in the fiscal year, multiplied by the number of such share appreciation rights.
(3)	Consists of a cash payment of six months’ salary in lieu of providing six months’ notice, plus a severance payment equal to six months of Mr. Rodnyansky’s base salary, each payable pursuant to the employment agreement between CTC Media and Mr. Rodnyansky.
(4)	Consists of a cash payment of six months’ salary in lieu of providing six months’ notice, plus a severance payment equal to 12 months of Mr. Lakhani’s base salary, each payable pursuant to the employment agreement between CTC Media and Mr. Lakhani.
(5)	Under the terms of Mr. Lakhani’s Amended and Restated Notices of Grant of Stock Option dated November 1, 2004, in the event that he is terminated for any reason (other than intentional misconduct that materially and adversely affects us), the exercisability of Mr. Lakhani’s options under those grants shall automatically accelerate in full. The value of such options is $3,771,729 as of December 31, 2006 and is included herein. In addition, the vesting of all options granted to Mr. Lakhani in 2006 will automatically accelerate in full in the event that he is terminated without cause or is constructively terminated within 12 months of any party gaining control of a majority of the voting power of our shares or following the sale by us of all or substantially all of our assets. The value of such options is $5,305,068 as of December 31, 2006 and is included herein.
(6)	Consists of a cash payment of six months’ salary pay in lieu of providing six months’ notice.
(7)	Consists of a cash payment of one months’ salary in lieu of providing one months’ notice.

See the table ‘‘OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END’’ on page 23 for the actual number of exercisable and unexercisable options and share appreciation rights as of December 31, 2006.

Death, Disability, Resignation or Retirement

The following is a discussion of the potential payments under current programs to the named executive officers in the event of their termination of employment due to death, disability, resignation or retirement. At the end of this section are tables indicating the estimated amounts for which each named executive officer would have been eligible in the event of his death or termination of employment due to disability, resignation or retirement as of December 31, 2006.

With regard to life insurance, Mr. Lakhani’s employment agreement with CTC Media provides that we shall provide him with disability insurance coverage equal to 60% of his base salary and $1,000,000 in term life insurance. Mr. Sprague’s employment agreement with CTC Media provides that we shall provide him with disability insurance coverage equal to 60% of his base salary and $750,000 in term life insurance. These policies are currently being negotiated and no coverage is currently in place; therefore, no payments would have been received in connection with life insurance were the employment of any of our named executive officers to have terminated as of December 31, 2006 due to death.

With regard to outstanding stock options, should the option holder’s employment terminate by reason of disability, then the option holder shall have a period of 12 months following the date of such cessation of employment during which to exercise each outstanding option held by such option holder. If the option holder dies while holding an outstanding option, then the personal representative of his estate or the person or persons to whom the option is transferred pursuant to the option holder’s will or the laws of inheritance shall have a 12-month period following the date of the option holder’s death to exercise such option. With regard to the share appreciation rights held by our CEO, should the CEO die while holding share appreciation rights, then the personal representative of his estate or the person or persons to whom the share appreciation rights are transferred pursuant to the CEO’s will or the laws of inheritance shall have a 210-day period following the date of the CEO’s death to exercise such share appreciation rights.

In the event that Mr. Rodnyansky, Mr. Khamumyan or Mr. Lakhani resign or retire, he would have a period of 90 days following the date of such cessation of employment during which to exercise each outstanding vested option held by him. Mr. Rodnyansky would have a period of 30 days following the date of such cessation of employment during which to exercise his share appreciation rights. Under their option agreements with us, Messrs. Dowdy, Petrov and Sprague are entitled to a period of 30 days following their resignation or retirement to exercise outstanding vested options held by them. Pursuant to the terms of a separation agreement entered into with Mr. Sprague upon his resignation, we agreed that his options would continue to vest until June 30, 2007 and that he would be entitled to exercise the option with respect to the vested shares until July 30, 2007.

Amounts Payable.    The following table indicates the amount for which each executive officer would have been eligible in the event of his termination of employment due to death, disability, resignation or retirement as of December 31, 2006. The actual amounts that would be paid out can only be determined at the time of the executive officer’s termination of employment due to death, disability resignation or retirement.

Death or Disability, Resignation or Retirement

Name	Value of Stock Options(1)	Value of Share appreciation rights(2)	Total
Alexander Rodnyansky	$3,610,484	$139,087,712	$142,698,196
Nilesh Lakhani	$2,159,864	—	$2,159,864
Vladimir Khanumyan	$2,316,979	—	$2,316,979
Leigh Sprague(3)	$72,090	—	$72,090
John Dowdy	—	—	—
Sergey Petrov	$72,076	—	$72,076

(1)	Assumes that the holder or personal representative of his estate, as the case may be, exercises such options, calculated as the difference between the exercise price of all outstanding vested in-the-money options exercisable as of December 31, 2006 and the closing price of our common stock as of December 29, 2006 ($24.01), the last business day in the fiscal year, multiplied by the number of such options.
(2)	Assumes that the holder or personal representative of his estate, as the case may be, exercises such share appreciation rights as of December 31, 2006, calculated as the difference between the exercise price of all outstanding in-the-money share appreciation rights and the closing price of our common stock as of December 29, 2006 ($24.01), the last business day in the fiscal year, multiplied by the number of such share appreciation rights.
(3)	Mr. Sprague resigned on March 19, 2007. Pursuant to the terms of a separation agreement entered into with Mr. Sprague upon his resignation, we agreed that his option would continue to vest until June 30, 2007 and that he would be entitled to exercise the option to purchase 18,963 vested shares of common stock until July 30, 2007. The exercise price of such option is $16.95 per share.

Change in Control

The following is a discussion of the potential payments under current programs to the named executive officers in the event of a change in control under two possible scenarios, one in which neither Modern Times Group MTG AB, Alfa nor any of their respective affiliates is a party, and one in which Modern Times Group MTG AB, Alfa or any of their respective affiliates is a party. At the end of this section is a table indicating the estimated incremental amounts that would have been triggered for each named executive officer had there been such a change in control as of December 31, 2006.

The first scenario is a change in control where (a) neither Modern Times Group MTG AB, Alfa nor any of their respective affiliates is a party to the merger or the asset sale, or (b) a party other than Modern Times Group MTG AB, Alfa or any of their respective affiliates achieves control of the voting power of CTC Media’s outstanding capital stock through direct or indirect beneficial ownership. The second scenario is a change in control where (a) either Modern Times Group MTG AB, Alfa or any of their respective affiliates is a party to the merger or the asset sale, or (b) Modern Times Group MTG AB, Alfa or any of their respective affiliates achieves control of the voting power of CTC Media’s outstanding capital stock through direct or indirect beneficial ownership.

Under the first scenario, the vesting of all stock options held by Mr. Lakhani would automatically accelerate such that all options would be exercisable in full. In addition, the vesting of the stock options granted to Messrs. Rodnyansky and Khanumyan in 2006 would also accelerate in full. Other than as described in the immediately preceding two sentences, there would be no incremental benefit to any of our named executive officers under the first scenario.

Under the second scenario, the vesting of all stock options granted to Mr. Lakhani in November 2004 would automatically accelerate such that all options would be exercisable in full. In addition, the vesting of all options granted to Mr. Lakhani in 2006 would automatically accelerate in the event that he were terminated without cause or constructively terminated within 12 months of any party gaining control of a majority of the voting power of our shares or following the sale by us of all or substantially all of our assets. Under the second scenario, if Mr. Lakhani were to resign following the change in control because of a material reduction in his duties, responsibilities, authority or compensation, Mr. Lakhani would be entitled to 12 months’ severance pay. Other than as described in the immediately preceding three sentences, there would be no incremental benefit to any of our named executive officers under the second scenario.

Amounts Payable.    The following table indicates the amount for which each executive officer would have been eligible in the event of a change in control as described in this section as of December 31, 2006. The actual amounts that would be paid out can only be determined at the time of the change in control.

Change in Control(1)

Name	Total change in control not involving Modern Times Group MTG AB or Alfa(2)	Total change in control involving Modern Times Group MTG AB or Alfa(3)
Alexander Rodnyansky	$17,609,786	—
Nilesh Lakhani	$6,911,525	$7,261,525
Vladimir Khanumyan	$4,402,447	—
Leigh Sprague	—	—
John Dowdy	—	—
Sergey Petrov	—	—

(1)	In the event of a merger of CTC Media with another party, the vesting of all of our outstanding options would accelerate if (i) the options were not assumed by the successor corporation, or (ii) the options were not replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option shares. For purposes of this discussion we have assumed that the successor corporation would assume such options or put in place an appropriate cash incentive program.
(2)	Consists of the value of stock options not already exercisable as of December 31, 2006 that would become immediately exercisable under a change in control not involving Modern Times Group MTG AB, Alfa or any of their respective affiliates, calculated as the difference between the exercise price of such options and the closing price of our common stock as of December 29, 2006 ($24.01), the last business day in the fiscal year, multiplied by the number of such options.
(3)	Consists of the value of stock options not already exercisable as of December 31, 2006 that would become immediately exercisable under a change in control involving Modern Times Group MTG AB, Alfa or any of their respective affiliates, calculated as the difference between the exercise price of such options and the closing price of our common stock as of December 29, 2006 ($24.01), the last business day in the fiscal year, multiplied by the number of such options. Under such circumstances, Mr. Lakhani’s options granted under the Amended and Restated Notices of Grant of Stock Option dated November 1, 2004 would automatically accelerate in full. The value of such options to the extent they were not already exercisable at December 31, 2006 is $2,509,078 and is included herein. In addition, the vesting of all options granted to Mr. Lakhani in 2006 would automatically accelerate in the event that he is terminated without cause or is constructively terminated within 12 months of any party (including Modern Times Group MTG AB, Alfa or any of their respective affiliates) gaining control of a majority of the voting power of our shares or following the sale by us of all or substantially all of our assets. The value of such options to the extent they were not already exercisable at December 31, 2006 is $4,402,447 and is included herein. In addition, if Mr. Lakhani were to resign following the change in control because of a material reduction in his duties, responsibilities, authority or compensation, Mr. Lakhani would be entitled to 12 months’ severance pay. The value of such severance pay is $350,000 and is included herein.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Share Appreciation Rights (a)	Weighted-average Exercise Price of Outstanding Options and Share Appreciation Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by holders of CTC Media securities	11,657,840	$8.27	860,932
Equity compensation plans not approved by holders of CTC Media securities	—	—	—
Total	11,657,840	$8.27	860,932

Director Compensation

Our Compensation Committee regularly reviews our director compensation policies so as to make recommendations to the Board of Directors in regard to director compensation. Following a review of compensation for 2006, the Compensation Committee recommended to the Board of Directors that that no changes were needed to the director compensation program. This recommendation was adopted by our Board of Directors.

In 2006, each director received $75,000 for service as a director. Our co-chairmen and directors who served on board committees received an additional $25,000 in 2006. All directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. No stock options or other stock-based awards were granted to any of our directors in 2006.

DIRECTOR COMPENSATION

Name	Fees paid or earned in cash ($)	All Other Compensation ($)	Total ($)
Hans-Holger Albrecht	$100,000	—	$100,000
Peter Aven	$100,000	—	$100,000
Vagan Abgaryan	$75,000	—	$75,000
Tamjid Basunia	$100,000	—	$100,000
Maria (Mia) Brunell	$75,000	—	$75,000
Charles J. Burdick	$100,000	—	$100,000
Kaj Gradevik	$75,000	—	$75,000
Werner Klatten	$100,000	—	$100,000
Oleg Sysuev	$100,000	—	$100,000

Compensation Committee Interlocks and Insider Participation

In 2006, the Compensation Committee comprised Messrs. Albrecht, Aven and Burdick. None of the members were, at any time, officers or employees of CTC Media or any subsidiary of CTC Media, and none of them had any relationship with CTC Media requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). No executive officer of CTC Media serves, or has served, as a member of the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity which has one or more executive officers serving as a member of CTC Media’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and these discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K or the proxy statement. The Compensation Committee is pleased to submit this report to the stockholders.

By the Compensation Committee of the Board of Directors:

Charles J. Burdick, Chairman Hans-Holger Albrecht Peter Aven

PROPOSAL TWO

APPROVAL OF AMENDMENT TO 1997 STOCK OPTION/STOCK ISSUANCE PLAN

Introduction

The Board of Directors believes that the continued growth and profitability of CTC Media depends, in large part, upon our ability to maintain a competitive position in the market by attracting and retaining key personnel. Our 1997 Stock Option/Stock Issuance Plan (the ‘‘1997 Plan’’) was intended to serve as the successor program to our 1992 Stock Option Plan. Under its original terms, the 1997 Plan would have expired on the earlier of (i) May 14, 2007, (ii) the date on which all shares available for issuance under the plan shall have been issued as fully-vested shares, or (iii) the termination of all outstanding options in connection with a Corporate Transaction (as defined in the 1997 Plan). After its expiration, no further grants may be made under the 1997 Plan but the vesting and effectiveness of options previously granted will remain unaffected. Accordingly, on March 27, 2007, based upon the recommendation of the Compensation Committee, the Board of Directors amended the 1997 Plan, subject to stockholder approval, to extend its term to the earlier of (i) May 14, 2008, (ii) the date on which all shares available for issuance under the plan shall have been issued as fully-vested shares, or (iii) the termination of all outstanding options in connection with a Corporate Transaction (as defined in the 1997 Plan). The result of this amendment was to extend the term of the 1997 Plan by up to one calendar year.

The major features of the 1997 Plan are summarized below. The following summary is qualified in its entirety by reference to the 1997 Plan, a copy of which is attached to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the 1997 Plan may be obtained from our Company Secretary.

Description of the 1997 Plan

The 1997 Plan provides for awards of shares of our common stock to CTC employees, consultants and members of the Board of Directors pursuant to two separate equity programs: the option grant program, under which eligible participants may be granted options to purchase shares of our common stock; and the stock issuance program, under which eligible participants may be issued shares of our common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to us.

The Board believes that the granting of equity compensation awards is necessary to attract the highest quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to our continued progress, which ultimately is in the interests of our stockholders.

Stock Subject to the 1997 Plan

An aggregate of 3,460,000 shares of our common stock were initially authorized for issuance under the 1997 Plan (as adjusted for all stock splits and share reorganizations occurring through the date hereof). As of March 1, 2007, 860,392 shares were available for future grants under the 1997 Plan. If any award granted under the 1997 Plan is forfeited or expires for any reason, then the shares subject to that award will once again be available for additional awards.

Eligibility

Only employees are eligible for the grant of incentive stock options, and only employees, consultants and directors are eligible for the grant of common stock, restricted shares or nonstatutory stock options.

Plan Benefits

As of March 30, 2007, approximately 1,052 persons were eligible to receive Awards under the 1997 Plan, including 1,043 employees and nine outside directors. Because option grants under the 1997 Plan are subject to the discretion of our Board and/or Compensation Committee, awards under the 1997 Plan for the current year are indeterminable. Future option exercise prices under the 1997 Plan are also indeterminable because they will be based upon the fair market value of our common stock on the date of grant. The groups that received options to purchase shares of our common stock as of the end of the last fiscal year are summarized in the Summary Compensation Table in the ‘‘Executive Compensation’’ section of this proxy statement.

On March 30, 2007, the closing price of our common stock on the Nasdaq Global Market was $25.68 per share.

Types of Awards

The 1997 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), non-statutory stock options, restricted stock and outright awards of common stock as described below (collectively, ‘‘Awards’’).

Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Under the option grant program, the option exercise price per share may not be less than 85% of the fair market value per share of our common stock on the option grant date for nonqualified options or 100% of fair market value for incentive stock options. If the person to whom the option is granted is a holder of 10% or more of our common stock, then the exercise price per share shall not be less than 110% of fair market value per share of common stock on the option grant date. The maximum term of an option granted under the 1997 Plan may not exceed ten years. The options granted under the 1997 Plan generally vest quarterly over a four-year period.

Stock Issuance.    Shares of our common stock may be issued under the 1997 Plan through direct and immediate issuances without any intervening option grants. Shares of our common stock issued under the 1997 Plan may be fully and immediately vested upon issuance or may vest in one or more installments over the recipient’s period of service with us or upon attainment of specified performance objectives. The vesting schedule upon any stock issuance effected under the 1997 Plan may not be more restrictive than 20% per year vesting, with initial vesting to occur not later than one (1) year after the issuance date. Under the stock issuance program, the purchase price per share may not be less than 85% of the fair market value per share of common stock on the issue date. If the person purchasing the common stock is a holder of 10% or more of our common stock, then the purchase price per share shall not be less than 110% of fair market value per share of common stock on the issue date.

Restricted Stock Awards.    Restricted Stock Awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Transferability of Awards

Except as the Board of Directors and/or Compensation Committee may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Administration

The 1997 Plan is administered by the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1997 Plan and to interpret the provisions of the 1997 Plan. Pursuant to the terms of the 1997 Plan, the Board may delegate authority under the 1997 Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 1997 Plan. The Board of Directors is required to make appropriate adjustments in connection with the

1997 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

Under the terms of the 1997 Plan, the shares subject to each option outstanding under the 1997 Plan at the time of a Corporate Transaction shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares of common stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of common stock. A Corporate Transaction is defined under the 1997 Plan as either (a) a merger or consolidation in which more than 50% of the total combined voting power of the Company is transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets. However, the shares subject to an outstanding option shall not vest on such an accelerated basis if: (i) such option is assumed by the successor corporation in the Corporate Transaction and the Corporation’s repurchase rights with respect to the unvested option shares are concurrently assigned to such successor corporation or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Board or Compensation Committee at the time of the option grant.

Likewise, Upon the occurrence of Corporate Transaction, all outstanding repurchase rights under the 1997 Plan shall terminate automatically, and the shares of common stock subject to those terminated rights shall immediately vest in full, except to the extent: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) in connection with such a transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Compensation Committee.

Amendment or Termination

Unless the amendment to the termination date of the 1997 Plan is approved as described in this Proxy Statement, no Award may be made under the 1997 Plan after May 14, 2007. Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1997 Plan; provided that no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

If the stockholders do not approve the amendment to the 1997 Plan, the amendment to the 1997 Plan will not go into effect, and it will not be possible to grant Awards after May 14, 2007 under the 1997 Plan. In such event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1997 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under ‘‘Non-statutory Stock Options.’’ The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options

A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based Award granted under the 1997 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to the Company

There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Required Vote

Approval of the amendment to the 1997 Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy.

THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT TO THE 1997 STOCK OPTION/STOCK ISSUANCE PLAN TO EXTEND THE TERMINATION DATE OF THE PLAN TO THE EARLIER OF (I) MAY 14, 2008, (II) THE DATE ON WHICH ALL SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN SHALL HAVE BEEN ISSUED AS FULLY-VESTED SHARES, OR (III) THE TERMINATION OF ALL OUTSTANDING OPTIONS IN CONNECTION WITH A CORPORATE TRANSACTION (AS DEFINED IN THE 1997 PLAN) IS IN THE BEST INTERESTS OF CTC MEDIA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE ‘‘FOR’’ THIS PROPOSAL.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 21, 2007, the Audit Committee appointed Ernst & Young LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Ernst & Young LLC was our independent registered public accounting firm for the fiscal year ended December 31, 2006.

Representatives of Ernst & Young LLC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In the event that the ratification of the appointment of Ernst & Young LLC as our independent registered public accounting firm is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007 IS IN THE BEST INTERESTS OF CTC MEDIA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE ‘‘FOR’’ THIS PROPOSAL.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (‘‘Section 16(a)’’) requires executive officers, directors, and stockholders who beneficially own more than ten percent (10%) of the Company’s stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 with the SEC and any national securities exchange on which our securities are registered. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from the executive officers and directors, pursuant to Item 405 of Regulation S-K, we believe that our officers, directors and greater than ten percent (10%) stockholders have complied with all Section 16(a) filing requirements applicable to them.

Stockholder Proposals for the 2008 Annual Meeting

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by us at our principal office in Moscow, Russia not later than December 21, 2007, for inclusion in the proxy statement for that meeting.

In addition, our By-Laws (which are on file with the SEC) require that CTC Media be given advance notice of matters that stockholders wish to present for action at an Annual Meeting of stockholders (other than matters included in CTC Media’s proxy statement in accordance with Rule 14a-8 of the Exchange Act). The required written notice must be delivered to the Company Secretary at our principal offices between January 17, 2008 and February 16, 2008; provided that if the 2008 Annual Meeting of Stockholders occurs before April 26, 2008 or after July 15, 2008, such notice must be received no earlier than the 120th day prior to the 2008 Annual Meeting of Stockholders and no later than the close of business on the later of the 90th day prior to the 2008 Annual Meeting of Stockholders or the tenth day following the day on which notice of the date of the 2008 Annual Meeting of Stockholders was made, whichever first occurs.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders are already ‘‘householding’’ proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia, Attn: Investor Relations; email: dbarsukov@ctcmedia.ru. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, phone number or email address.

By Order of the Board of Directors
Nilesh Lakhani Chief Financial Officer and Company Secretary

April 17, 2007

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A

Form of Proxy Card

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Admission Ticket

  C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by
11:59 p.m., Eastern Time, on Tuesday May 15, 2007.

Vote by Internet
• •	Log on to the Internet and go to www.investorvote.com Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Vagan Abgaryan*			02 - Kaj Gradevik*			03 - Werner Klatten*

*	to serve a three-year term until the 2010 Annual Meeting and until his successor is duly elected and qualified.

		For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment to the Company’s 1997 Stock Option/Stock Issuance Plan to extend the termination date of the 1997 Stock Option/Stock Issuance Plan by up to one year.				3.	To ratify the selection by the Audit Committee of Ernst & Young LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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	3 2 D V	0 1 2 7 1 6 1
<STOCK#> 00PJYB

2007 Annual Meeting Admission Ticket

2007 Annual Meeting of
CTC Media, Inc. Stockholders

May 16, 2007, at 12:00 p.m. Local Time
The Offices of WilmerHale
Alder Castle, 10 Noble Street, London, United Kingdom

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CTC Media, Inc.

Notice of 2007 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2007

Nilesh Lakhani and Alexander Rodnyansky (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CTC Media, Inc. to be held on Wednesday, May 16, 2007 at 12:00 p.m., local time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all proposals.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)